Exhibit 99.1

MIG Announces That Its Russian Subsidiary PeterStar Has Entered into a Share Purchase Agreement to Acquire a Kaliningrad Regional Telephony Operator Which Will Expand PeterStar's Coverage

     CHARLOTTE, N.C.--(BUSINESS WIRE)--Feb. 8, 2005--Metromedia International Group, Inc. (the "Company" or "MIG") currently traded as: (OTCBB: MTRM) - Common Stock and (PINK SHEETS: MTRMP) - Preferred Stock, the owner of interests in various communications and media businesses in Russia and the Republic of Georgia, today announced that its Russian telephony subsidiary, PeterStar, has entered into a binding share purchase agreement to acquire 100% of the outstanding shares of Telecom Zapadnoye Parokhodstvo ("TZP"), an alternative telephone operator in the Kaliningrad region of Northwest Russia. PeterStar has already received Russian regulatory approvals in respect of the transaction. The consideration for the transaction is not significant and will be directly financed by PeterStar.
    Through its telephony network, utilizing fiber-optic links and copper cable network of approximately 60 km and using a numbering capacity of over 4,000 numbers, TZP is the third largest alternative telephone operator in the city of Kaliningrad and possesses the licenses for local and inter-zone telephony, data and Internet, project and construction works. TZP services approximately 1,300 corporate and residential customers, concentrating mainly on voice telephony in the City of Kaliningrad (population of 400,000) in a region of approximately 1 million people, and employs about 30 people.
In 2004, TZP had revenues of approximately $0.2 million.
    The Kaliningrad region is one of the most attractive regional markets in Northwest Russia in terms of its economic development and infrastructure, and is Russia's smallest region in an enclave that is located 200 miles away from the border of Russia proper. The land boarders of Poland and Lithuania and the Baltic Sea separate the Kaliningrad region from the rest or Russia. Due to its strategic geographical position and ice-free seaport, the Kaliningrad region attracts large volumes of tourists and businesses.
    In making this announcement, Victor Koresh, General Director of
PeterStar and MIG's Vice President of Russian Operations, commented:
"The acquisition of TZP is a demonstration of our continued commitment to develop PeterStar as a fixed-line provider of choice for corporate customers having presence in Northwest Russia. Several customers of our recently acquired Murmansk regional telephone operation, ADM -
Murmansk, also have significant shipping operations in the Kaliningrad seaport. In addition, TZP's technical platform combined with our expertise will allow us to actively develop data and Internet services and gain a bigger market share in this attractive market."
    Mr. Koresh further commented: "Kaliningrad is the seventh region outside St Petersburg where PeterStar started its operations. In 2003
PeterStar launched its branch in Moscow, Russia and during 2004, with the help of certain acquisitions or 'green-field' project development, PeterStar established presence in the following regional markets within Russia: Pskov, Veliky Novgorod, Petrozavodsk, Murmansk and
Vyborg. Furthermore, PeterStar's capital expenditure program for 2005 is anticipated to be approximately $15 million, which will be principally used for the further development of its enterprise-wide network infrastructure."

    About Metromedia International Group

    Through its wholly owned subsidiaries, the Company owns interests in communications businesses in Russia and the Republic of Georgia. Since the first quarter of 2003, the Company has focused its principal attentions on the continued development of its core telephony businesses, and has substantially completed a program of gradual divestiture of its non-core cable television and radio broadcast businesses. The Company's core telephony businesses include PeterStar, the leading competitive local exchange carrier in St. Petersburg, Russia, and Magticom, the leading mobile telephony operator in the Republic of Georgia.
    This news release contains certain forward-looking statements that involve risks and uncertainties, including in particular those regarding the likelihood that any strategic transaction will take place or the value that might be realized by MIG's stakeholders upon the consummation of any such transaction. Various other factors beyond the Company's control could cause or contribute to such risks and uncertainties. This also includes such factors as are described from time to time in the SEC reports filed by the Company, including the Current Annual Report on Form 10-K for the year ended December 31, 2003, the Company's Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 and its most recently filed Form 8-K reports (dated April 5, 2004, April 26, 2004, May 7, 2004, May 18, 2004, June 25, 2004, July 9, 2004, July 14, 2004, July 26,
2004, August 4, 2004, October 19, 2004, November 4, 2004, November 16,
2004, November 22, 200, December 9, 2004 and January 6, 2005). The Company is not under, and expressly disclaims any, obligation to update the information in this news release for any future events, including changes in its cash balances or other events affecting liquidity.

    Please visit our website at www.metromedia-group.com.

    CONTACT: Metromedia International Group, Inc.
             Ernie Pyle, 704-321-7383
             investorrelations@mmgroup.com